Exhibit 12


                          Hospitality Properties Trust
         Computation of Pro Forma Ratio to Fixed Charges and Other Data
                      (in thousands, except ratio amounts)




                                                       For the Year
                                                          ended
                                                     December 31, 1997

                                                                        Adjusted
                                              Historical   Pro Forma   Pro Forma

Income                                         $59,153      $82,246      $84,363
Fixed Charges                                   15,534        3,476       13,451
                                               -------      -------      -------
Adjusted Earnings                              $74,687      $85,722      $97,814
                                               =======      =======      =======

Fixed Charges:
Interest on indebtedness and
       amortization of
       deferred finance cost                   $15,534      $ 3,476      $13,451
                                               -------      -------      -------
Total Fixed Charges                            $15,534      $ 3,476      $13,451
                                               =======      =======      =======
Ratio of Earnings to Fixed Charges                4.8x        24.7x         7.3x
                                               =======      =======      =======


This computation should be read in conjunction with the Unaudited Pro Forma Financial Statements and Other Data contained elsewhere in this Form 8-K.